Filed pursuant to Rule 424(b)(3)

Registration No. 333 -149487

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 3, 2008

Preliminary Prospectus Supplement

(To prospectus dated March 3, 2008)

Central European Distribution Corporation

$310,000,000

            % Convertible Senior Notes due 2013

Interest payable March 15 and September 15

We are offering $310,000,000 principal amount of our     % Convertible Senior Notes due 2013. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2008. The notes will mature on March 15, 2013.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding December 15, 2012 only under the following circumstances: (1) during any fiscal quarter commencing after June 30, 2008, if the last reported sale price of the common stock for each of at least 20 trading days during a period of 30 consecutive trading days ending on, and including, the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price (as described in this prospectus supplement) per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock on such trading day and the applicable conversion on such trading day; or (3) upon the occurrence of specified corporate events. On and after December 15, 2012 until the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will deliver cash up to the aggregate principal amount of the notes to be converted and, at our election, cash and/or shares of our common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted.

The conversion rate will initially be         shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.

If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The notes will be our general unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of December 31, 2007, our total consolidated indebtedness was approximately $510.0 million, all of which was secured under our existing senior secured notes and credit facilities.

The notes will not be listed on any securities exchange nor be included in any interdealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “CEDC.” On February 29, 2008, the last reported sale price of our common stock was $58.18 per share.

Investing in the notes involves certain risks. See “ Risk factors” beginning on page PS-12 of this prospectus supplement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to public		Underwriting Discounts and Commissions	Proceeds to us (before expenses)
Per note		%	(1)%		%
Total	$		$	$

(1) Plus accrued interest, if any, from                          , 2008. The underwriter expects to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust and Clearance Corporation on or about             , 2008.

Sole Book-running Manager

JPMorgan

                         , 2008

Prospectus supplement

Prospectus

i

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under the shelf registration statement from time to time we may offer additional securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the prospectus include, or incorporate by reference, important information about us, the notes, our common stock and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the prospectus. If any specific statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the prospectus, as well as the additional information described under “Where you can find more information” in this prospectus supplement and in the accompanying prospectus before investing in our securities.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these notes in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Forward-looking statements

This prospectus supplement and the accompanying prospectus, and the information incorporated by reference into them, contain forward-looking statements, including statements we make about our expected acquisitions and investments and target levels of leverage and indebtedness. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “seek” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the factors described in the section entitled “Risk factors” in this prospectus supplement and in our filings with the SEC (including those described in Item 1A. Risks Related to our Business, of our annual report on Form 10-K for the year ended December 31, 2007) that are incorporated by reference into this prospectus supplement. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of the document containing them or as otherwise indicated. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of the forward-looking statement or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus supplement.

Prospectus supplement summary

This summary highlights only selected information contained or incorporated by reference elsewhere in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider before investing in our notes. You should read carefully this entire prospectus supplement, the accompanying prospectus, the financial statements and the notes to those statement and the other documents incorporated by reference and the other documents to which we refer. Please read “Risk factors,” beginning on page 12 of this prospectus supplement, and the incorporated documents referred to therein, for more information about important risks that you should consider before buying our notes. In this prospectus supplement and the accompanying prospectus, unless the context requires otherwise, references to the “Company,” “CEDC”, “we,” “our” and “us” refer to Central European Distribution Corporation in each case with our consolidated subsidiaries.

Business

We are Central Europe’s largest integrated spirit beverages business. We are the largest vodka producer by value and volume in Poland and produce the Absolwent, Zubrowka, Bols and Soplica brands, among others. We currently export our products to many markets around the world. In addition, we produce and distribute Royal Vodka, the number one selling vodka in Hungary.

We are the leading distributor and the leading importer of spirits, wine and beer in Poland and Hungary. We currently import on an exclusive basis 40 leading brands of spirits, wine from over 40 producers and eight brands of beer, including internationally recognized brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Rémy Martin Cognac, Guinness, Sutter Home wines, Grants Wiskey, Jagermeister, E&J Gallo wines, Jim Beam Bourbon, Sierra Tequila, Teachers Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler. Margins on our import portfolio are on average two to three times higher than margins we realize on products that we distribute for other importers or domestic producers.

Production

We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We produce and sell approximately 9.3 million nine-liter cases of vodka per year in the four main vodka segments in Poland: top premium, premium, mainstream and economy.

We have a strong portfolio of vodka brands. Our mainstream Absolwent brand has been the number one selling vodka for the last seven years based on volume and sales. Bols vodka is the number one selling premium vodka in Poland and Hungary by value. Soplica, a mainstream brand, has consistently been one of the top 10 selling vodkas in Poland. In addition, our Zubrówka brand is exported out of Poland, mainly to Europe. In 2007, net export sales revenues of Zubrówka grew 36% over 2006 sales. In addition, we produce the top selling vodka in Hungary, Royal Vodka, which we distribute through our subsidiary Bols Hungary.

Distribution

We are the leading distributor by value of alcoholic beverages in Poland. Our business involves the distribution of products that we import on an exclusive basis and products we produce from our two distilleries (Bols and Polmos BiaŁystok). In addition, we handle the distribution of a range of products from the local and international drinks companies operating in Poland. We are the largest distributor in Poland for many of these suppliers. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products, including spirits, wine and beer, as well as non-alcoholic beverages.

We distribute products throughout Poland directly to approximately 39,000 outlets, including off-trade establishments, such as small and medium-size retail outlets, petrol stations, duty free stores, supermarkets and hypermarkets, and on-trade locations, such as bars, nightclubs, hotels and restaurants, where the products we distribute are consumed. These accounts are serviced by our 678 salespeople in Poland and Hungary. One of our key objectives is to distribute more of our own products over time and, to that end, we have established an incentive compensation system for our salespeople for both products that we produce and products that we import exclusively into Poland.

In July 2007, we acquired 100% of the outstanding shares of PHS Sp. z o.o., a leading distributor of alcoholic beverages in Western Poland. PHS has over 15 years experience in the market and we believe this acquisition will solidify our distribution presence in this region of Poland.

In July 2006, we acquired 100% of the share capital of Bols Hungary and the “Royal Vodka” trademark. Bols Hungary distributes Royal Vodka, which is the number one selling vodka in Hungary with a market share of approximately 25.7% based on value, and which is produced by us in Poland at our Bols production facility. On September 26, 2006, we acquired from Lucas Bols B.V., a perpetual, exclusive, royalty-free and sublicensable license to use the Bols Vodka trademark in the marketing and sale of our products in Hungary. Bols Vodka is the number one premium vodka in Hungary. In addition to Royal Vodka, and Bols Vodka, Bols Hungary has an extensive import portfolio which includes the Rémy Cointreau Group’s portfolio, the Grant’s portfolio, the C&C portfolio and Jagermeister. Hungary is one of the leading markets in the world for Jagermeister.

Import and export activities

We are a leading importer of spirits, wine and beer in Poland and Hungary. We currently import on an exclusive basis 40 leading brands of spirits, wine from over 40 producers and eight brands of beer, including internationally recognized brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Rémy Martin Cognac, Guinness, Sutter Home wines, Grants Wiskey, Jagermeister, E&J Gallo wines, Jim Beam Bourbon, Sierra Tequila, Teachers Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler. Margins on our import portfolio are on average two to three times higher than margins we realize on products that we distribute for other importers or domestic producers.

In January 2007, we signed an agreement with Gruppo Campari in Poland, to be the exclusive importer, marketer and distributor of the Campari portfolio. The Campari portfolio includes well-known brands such as Campari, Cinzano, Skyy Vodka, Old Smuggler, Gran Cinzano, Cinzano Asti and Glen Grant. We also import our own private label alcohol products, such as William’s Whisky, and wine under numerous labels. As a group on a comparable basis, our exclusive import portfolio grew 46%, based on value, in 2007 over our 2006 results.

We have distribution agreements in place in a number of key markets around the world, including France, the United Kingdom, Denmark, Norway, Sweden, Finland and Japan. In addition, in June 2007 we signed an agreement for distribution in the United States We recently launched a new export bottle for our Zubrowka brand and began shipments to the United States in the third quarter of 2007.

We have worked diligently to create brand awareness and sales for our exclusive import products. As a result of this work, our import portfolio has the number one selling mainstream wine in Poland, Carlo Rossi.

Recent developments

On July 13, 2007, we executed a term sheet in connection with our potential acquisition of the alcoholic beverages production and sale business relating to the Parliament and 999.9 brands in Russia. For 2007, the business had net sales, or gross sales less excise and value-added taxes, of approximately $128 million. Our estimate of the net sales of the business is unaudited. It is based on our review of unaudited financial and other information provided to us by the sellers in the course of our due diligence. The purchase price for this acquisition will consist of $180 million payable in cash and approximately 2.2 million shares of our common stock. The acquisition is subject to the execution of a definitive agreement, which we expect will contain customary closing conditions; however, all necessary regulatory approvals have been obtained. The terms of the agreement are expected to provide that, among other things, we will own 75% of a newly formed joint venture entity holding these assets and the minority shareholders of the joint venture will be permitted to nominate one person to be on our board of directors. We intend to finance the cash portion of the purchase price with a combination of cash and bank debt, including a portion of the net proceeds from this offering.

In addition, on February 27, 2008, we announced that we had executed Heads of Terms, outlining the main terms on which we would invest in the Whitehall Group. The Whitehall Group is one of the leading importers and distributors of premium wines and spirits in Russia. For 2007, the Whitehall Group had net sales of approximately $175 million. Our estimate of the net sales of the Whitehall Group is unaudited. It is based on our review of unaudited financial and other information provided to us by the sellers in the course of our due diligence. Subject to the execution of a definitive agreement, we expect to acquire a 49.9% voting stake and a 75% economic interest in the Whitehall Group, together with an option to acquire the remaining interests in the Whitehall Group no earlier than December 31, 2013. The Whitehall Group will continue to be led by its founder and chief executive officer, Mr. Mark Kaouffman, who will retain voting and management control over the Whitehall Group. The proposed investment is subject to satisfactory confirmatory due diligence; the negotiation and execution of a definitive acquisition agreement subject to customary closing conditions, including anti- trust approval, if required; and approval by our board of directors. The investment will be financed through a combination of cash and stock, including a portion of the net proceeds of this offering.

Industry overview

Poland is the fourth largest market in the world for the consumption of vodka by volume and is in the top 25 markets in total alcohol consumption worldwide. The total net value of the alcoholic beverage market in Poland was estimated to be approximately $6 to $8 billion in 2007. Total sales value of alcoholic beverages at current prices increased by approximately 7-9% from December 2006 to December 2007. The increase was the result of increased sales value of all main groups of alcoholic products, for which we estimate the following growth: beer (by approximately 8%), spirit products (by approximately 10%) and wine (by approximately 15%). Beer and vodka account for approximately 91% of the value of sales of all alcoholic beverages.

Domestic vodka consumption dominates the Polish spirits market with approximately 96% market share. The Polish vodka market is divided into four segments based on quality and price(*):

• Top premium and imported vodkas, with such brands as Finlandia, Absolut, Bols Excellent, Chopin, and Królewska;

• Premium segment, with such brands as Bols Vodka, Sobieski, Wyborowa, Smirnoff, Eristoff, Maximus, and Palace Vodka;

• Mainstream segment, with such brands as Absolwent, Batory, Zlota Gorzka, Luksusowa, Soplica, Zubrówka, Zoladkowa Gorzka, Polska; and

• Economy segment, with such brands as Starogardzka, Krakowska, Boss, Niagara, Czysta Slaska, Prezydent, Z Czerwona Kartka, and Ludowa.

(*)	Brands in bold face type are produced by us.

In terms of value, the top premium and imported segment accounts for approximately 5% of total sales volume of vodka, while the premium segment accounts for approximately 20% of total sales volume. The mainstream segment which is the largest, now represents approximately 40% of total sales volume. Sales in the economy segment have leveled off such that the economy segment currently represents approximately 35% of total sales volume.

Competitive strengths

Leading national distributor of alcoholic beverages in Poland. We are the leading national distributor of alcoholic beverages in Poland by value, and we believe we offer one of the broadest portfolios of alcoholic beverages with over 700 brands. We operate the largest nationwide delivery service in Poland, and we provide next day delivery through our 17 distribution centers, 87 satellite branches and large fleet of delivery trucks.

Leading producer and marketer of domestic vodkas in Poland. We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We expect to produce and sell approximately 9.3 million nine-liter cases of vodka by the end of 2008 in the four main vodka segments in Poland: top premium, premium, mainstream and economy.

Leading importer of alcoholic beverages in Poland and Hungary. We are a leading importer of spirits, wine and beer in Poland and Hungary. We currently import on an exclusive basis 40 leading brands of spirits, wine from over 40 producers and eight brands of beer, including internationally recognized brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Rémy Martin Cognac, Guinness, Sutter Home wines, Grants Wiskey, Jagermeister, E&J Gallo wines, Jim Beam Bourbon, Sierra Tequila, Teachers Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler. Margins on our import portfolio are on average two to three times higher than margins we realize on products that we distribute for other importers or domestic producers.

Attractive platform for international spirit companies to market and sell products in Poland and Hungary. Our extensive distribution network in Poland, and our sales and marketing organizations in Poland and Hungary, provide us with an opportunity to continue to expand our import portfolio. We believe we are well placed to service the needs of other international spirit companies that wish to sell products in the markets in which we operate without the need to establish new infrastructure to service these markets.

Attractive market dynamics. We believe that a combination of factors make Poland an attractive market for companies involved in the alcoholic beverages industry.

• Poland has historically been a large market for vodka consumption. Poland ranks as the fourth largest consumer of vodka in the world by volume. As the economies in Poland and Hungary improve, we expect that consumers will trade up and increasingly purchase domestic branded products as well as imported wines and spirits.

• Changes to the regulatory environment as a result of Poland’s accession into the European Union have benefited the alcoholic beverages industry. On May 1, 2004, Poland joined the European Union, resulting in the removal of customs borders between Poland and the other members of the European Union. As a result, the duty on imported alcohol products from other members of the European Union was eliminated, reducing prices on our imported alcohol products and increasing their sales.

• We believe, based on industry statistics and our own experience, that approximately 70% of vodka sales in Poland are still made through so-called “traditional trade”, which consists primarily of smaller stores, usually owned and operated by independent entrepreneurs, and local supermarkets. Traditional trade provides our primary source of sales.

Professional and experienced management team. Our management team has significant experience in the alcoholic beverage industry and in Poland and has increased profitability and implemented effective internal control over financial reporting. William Carey, our chairman, chief executive officer and president, was one of our founders and has been a key contributor to the growth and success of our business since our inception. This increase has been driven in part by acquisitions, which have been integrated into our existing operations.

Growth strategies

Our growth strategy is focused on three primary pillars; expanding sales of higher margin products in markets where we already operate, targeting opportunities outside of Poland and continuing our focus on cost reduction.

Expand sales of higher margin products in our existing markets. Within Poland and Hungary, we look to continue to leverage the strength of our extensive sales and distribution networks to focus growth of our higher margin owned and exclusive import brands. As the Polish economy continues to grow (5.2% forecasted in 2008 by the Polish Central Statistical Office), we believe consumers will continue to trade up to more premium domestic and imported brands. Our brand focus both in our own brands as well as exclusive import brands has been in the mainstream and premium sector, thus we believe we are well poised to capture sales growth from the increase of consumer spending in branded products (premiumization) that is taking place in the market. Complementing this strategy will be our periodic effort to restyle our existing brands, as we did in 2006 with our Soplica brand and in 2007 with the Zubrowka brand, to create more modern and attractive packaging consistent with the more premium demands of our consumers.

In addition to our existing product portfolio, our strategy will be to launch new brands in Poland. Due to various advertising restrictions in Poland, the key driver to execute a successful launch of any new brand is distribution. As we have direct distribution access across all of Poland to over 39,000 outlets, we believe we are well positioned to effectively launch a new product.

We will continue to look to the Polish market for new acquisition opportunities. As such, we are monitoring closely the privatization of V&S from the Swedish government and plan to take part in any potential purchase of the Polish distillery and brands (Luksusowa and Polska) owned currently by V&S.

Finally, we will look to continue to find new export opportunities for our vodka brands, in particular the Zubrowka brand. In 2007, we completed an extensive program to develop a new package and program for the Zubrowka export bottle. This has now been launched in a number of new countries, including the United States and United Kingdom.

Target opportunities outside of Poland, primarily Russia. The second key pillar of our strategy is to focus on growth opportunities outside of Poland within Central and Eastern Europe. In particular, we view Russia as a dynamic opportunity for the following reasons:

• Premiumization

• High GDP growth

• Fragmented market with opportunity to consolidate

• Future reduction of black market competition expected

• Advertising restrictions benefit traditional trade sellers

• Large barriers to entry

Our strategy is to take a key role in the consolidation of this market through acquisition of one or more platforms and brands. These platforms can then be further utilized to expand sales and distribution of high margin exclusive import brands which we have done in Poland. Our knowledge of executing acquisitions and this strategy in the region already, places us in a strong position to successfully execute this in Russia as well as other Central/Eastern European countries.

Continued focus on cost reduction and capital structure. As we have historically done we will continue to focus on cost savings measure through consolidation of branches, leveraging our scale, and investment projects. In 2007 we completed production of our two rectification plants in Poland, which is the first step in providing more effective control over one of our key raw material components, spirit. We will continue to look at opportunities to reduce and stabilize spirit prices in our business as well as other synergies that will result in further cost savings.

We will remain focused on maintaining leverage levels that are, in our view, appropriate for our company. Although our relative levels of indebtedness may change from time to time, depending on our business activities, market conditions and other matters we consider relevant, including in relation to potential future acquisitions and the funding therefor, we have established a current target range for our ratio of net debt to annualized operating income of 3.0x to 3.6x, which we would seek to maintain after giving pro forma effect to the proposed transactions described above under “Recent developments.” Net debt consists of our bank loans, current and non-current portions of our long term debt and obligations under our existing senior secured notes, net of cash and cash equivalents (in each case as determined in accordance with GAAP). Net debt to annualized operating income is net debt at a particular quarter end, divided by operating income for the preceding four quarters.

Net debt and our target Net debt to annualized operating income are non-GAAP measures, which we use as measurements of our liquidity position. We believe presenting our target for these measures provides useful information to investors regarding our anticipated liquidity position because it enhances their ability to understand our management’s overall target for our debt position. Our calculation of these measures may not be the same as similarly named measures presented by other companies. These target measures are not presented as an alternative to cash flow or total indebtedness computed in accordance with GAAP as liquidity measures.

Our target ratio is a forward-looking statement and is subject to risks and uncertainties, many of which are not within our control, and we cannot assure you that it will be realized. See “Forward-looking statements.” We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of the forward-looking statement or to reflect the occurrence of unanticipated events.

Our corporate information

We were incorporated under the laws of the State of Delaware on September 4, 1997. Our registered office is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808. Our principal executive office is Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, and our telephone number is (610) 660-7817.

The offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of notes” in this prospectus supplement. As used in this section, “we,” “our,” “us,” the “Company” and “CEDC” refers to Central European Distribution Corporation and not to its consolidated subsidiaries.

Issuer	Central European Distribution Corporation, a Delaware corporation.

Securities	$310,000,000 principal amount of % Convertible Senior Notes due 2013.

Maturity	March 15, 2013, unless earlier repurchased or converted.

Issue price	100% plus accrued interest, if any from March , 2008.

Interest	% per year. Interest will accrue from March , 2008 and will be payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2008.

Conversion rights	Prior to the close of business on the business day immediately preceding December 15, 2012, the notes will be convertible, in integral multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•

during any fiscal quarter commencing after June 30, 2008, if the last reported sale price of our common stock for each of at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such trading day;

•

during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” (as described under “Description of the notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock on such trading date and the applicable conversion rate on such trading day; or

•	upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights—Conversion upon specified corporate transactions.”

On and after December 15, 2012 to (and including) the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their notes, in integral multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially         shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $         per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will deliver cash up to the aggregate principal amount of the notes to be converted and, at our election, cash and/or shares of our common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. See “Description of notes—Conversion rights—Payment upon conversion.”

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction in certain circumstances as described under “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, or any ”extension fee” (as described in this prospectus supplement) upon conversion of a note, except in limited circumstances. Instead, interest and any extension fee will be deemed paid by the cash and shares, if any, of our common stock, together with any cash payment for any fractional share, into which a note is convertible.

Fundamental change	If we undergo a “fundamental change” (as described in this prospectus supplement under “Description of notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to but excluding, the fundamental change purchase date.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of December 31, 2007, our total consolidated indebtedness was approximately $510.0 million, all of which was secured indebtedness under our existing senior secured notes and credit facilities.

As of December 31, 2007, our subsidiaries had approximately $620.6 million in outstanding liabilities, including approximately $454.9 million of trade and other payables and approximately $165.7 million of direct obligations under our existing credit facilities but excluding intercompany liabilities and our subsidiaries’ guarantees of our existing senior secured notes of approximately $344.3 million. The indenture governing the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities, including secured debt. Our subsidiaries will not guarantee any of our obligations under the notes. See “Description of notes—Ranking.”

Use of proceeds	We estimate that the proceeds from this offering will be approximately $305.0 million, after deducting underwriting fees and estimated expenses. We intend to use the net proceeds from this offering to fund our proposed acquisition of the alcoholic beverages production and sale business relating to the Parliament and 999.9 brands in Russia and our proposed investment in the Whitehall Group, or for general corporate purposes including other possible acquisitions. See “Use of proceeds.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust and Clearance Corporation (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

U.S. federal income tax consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. federal income tax considerations.”

NASDAQ Global Select Market symbol for our common stock	Our common stock is quoted on The NASDAQ Global Select Market under the symbol “CEDC.”

Trustee, paying agent and conversion agent	The Bank of New York.

Governing law	The indenture and the notes will be governed by the laws of the State of New York.

Risk factors	See “Risk factors” beginning on page PS-12 of this prospectus supplement and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary consolidated financial data

The following summary consolidated financial data for each of the three fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007 is derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement.

This information is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus supplement and on file with the SEC. These historical results are not necessarily indicative of results to be expected for any future period. For more details on how you can obtain our SEC reports incorporated by reference into this prospectus supplement, see “Where you can find more information.”

	Year ended December 31,
($ in thousands, except per share data)	2005	2006	2007
Sales	$828,918	$1,193,248	$1,483,344
Excise taxes	(79,503)	(249,140)	(293,522)

Net sales	749,415	944,108	1,189,822
Cost of goods sold	627,368	745,721	941,060

Gross profit	122,047	198,387	249,059

Operating expenses	70,404	106,805	130,677

Operating income	51,643	91,582	118,085

Non operating income, net interest (expense), net	(15,828)	(31,750)	(35,829)
Other financial income/(expense), net	(7,678)	17,212	13,594
Other non operating income, net	(262)	1,119	(1,770)

Income before taxes	27,875	78,163	94,080

Income tax expense	(5,346)	(13,986)	(15,910)
Minority interests	2,261	8,727	1,068

Net income	$20,268	$55,450	$77,102

Net income per share of common stock, basic	$0.72	$1.55	$1.93

Net income per share of common stock, diluted	$0.70	$1.53	$1.91

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year ended December 31,
2007	2006	2005	2004	2003
3.13x	2.83x	2.31x	8.08x	8.59x

The ratio of earnings to fixed charges has been computed by dividing total earnings by total fixed charges. Earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest, amortized expenses related to indebtedness and one-third of rent expense (which we have estimated for 2003, 2004 and 2005) as representative of the interest portion of rentals.

Risk factors

In evaluating an investment in the notes, you should carefully consider, along with the other information set forth or incorporated by reference in this prospectus supplement, the specific factors set forth below for risks involved with an investment in the notes.

Risks related to our business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverage distribution industry in Poland is intensely competitive. The principal competitive factors in that industry include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product.

With respect to individual customers, we face significant competition from various regional distributors, who compete principally on price, in regions where our distribution centers and satellite branches are located. The effect of this competition could adversely affect our results of operations. The majority of alcohol sales in Poland are still made through traditional trade outlets, however, the hypermarket and supermarket chains continue to grow their share of the trade in Poland. Traditional trade outlets typically provide us with higher margins from sales as compared to hypermarkets and supermarket chains. There is a risk that the expansion of hypermarkets and supermarket chains will continue to occur in the future, thus reducing the margins that we may derive from sales to the traditional trade, where we as of December 31, 2007 distribute approximately 32% of our products. This margin reduction, however, will be partially offset by lower distribution costs due to bulk deliveries associated with sales to the modern trade.

We face competition from various producers in the vodka production industry. We compete with other alcoholic and nonalcoholic beverages for consumer purchases in general, as well as shelf space in retail stores, restaurant presence and distributor attention. In Poland, vodka production is dominated by five local companies that control approximately 81% of the market.

Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

Our results of operations are affected by the overall economic trends in Poland, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. In periods of economic slowdown, consumer purchase decisions may be increasingly affected by price considerations, thus creating negative pressure on the sales volume and margins of many of our products. Reduced consumer confidence and spending may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. A shift in consumer preferences or a reduction in sales of alcoholic beverages generally could have a material adverse effect on us.

Loss of key management would threaten our ability to implement our business strategy.

The management of future growth will require our ability to retain William Carey, our Chairman, Chief Executive Officer and President. William Carey, who founded our company, has been a key person in our ability to implement our business plan and grow our business. If William Carey were to leave us, our business could be materially adversely affected.

Changes in the prices of supplies and raw materials could have a material adverse effect on our business.

Price increases for raw materials used for vodka production may take place in the future, and our inability to pass on increases to our customers could reduce our margins and profits and have a material adverse effect on our business. In 2007, we completed construction of two rectification units, which came on line in the fourth quarter. In addition, we are currently constructing storage tanks that will store up to six months use of raw spirit. This will give us the flexibility to purchase raw spirit throughout the year at times when there are dips in raw spirit pricing. We expect these steps to help mitigate our exposure to price increases; however, we cannot assure you that shortages or increases in the prices of our supplies or raw materials will not have a material adverse effect on our financial condition and results of operations.

We are exposed to exchange-rate and interest rate movements that could adversely affect our financial results and comparability of our results between financial periods.

Since our functional currencies are the Polish zloty and the Hungarian Forint while our reporting currency is the U.S. dollar, the translation effects of fluctuations in exchange rates may materially impact our financial condition and net income and may affect the comparability of our results between financial periods.

In addition, our senior secured notes are denominated in Euros, and movements in the Euro/Zloty exchange rate could increase the amount of cash, in Zloty, that must be generated in order to pay principal and interest on our existing senior secured notes. Similarly, as a result of the interest rate swap, we effectively pay variable interest on our senior secured notes. Consequently, we are exposed to changes in interest rates, on which our semi-annual coupons are calculated.

The impact of translation of our senior secured notes could have a materially adverse effect on our reported earnings. For example, a 1% change in the Euro/Zloty exchange rate as compared to the exchange rate applicable on December 31, 2007, would result in an unrealized exchange pre-tax gain or loss of approximately $3.8 million per annum without considering any potential early repayments of the senior secured notes.

Weather conditions may have a material adverse effect on our sales or on the price of grain used to produce spirits.

We operate in an industry where performance is affected by the weather. Changes in weather conditions may result in lower consumption of vodka and other alcoholic beverages than in comparable periods. In particular, unusually cold spells in winter or high temperatures in the summer can result in temporary shifts in customer preferences and decrease demand for the alcoholic beverages we produce and distribute. Similar weather conditions in the future may have a material adverse effect on our sales which could affect our financial condition and results of operations. In addition, inclement weather may affect the availability of grain used to produce raw spirit, which could result in a rise in raw spirit pricing that could negatively affect margins and sales.

We are subject to extensive government regulation; changes in or violations of law or regulations could materially adversely affect our business and profitability.

Our business of producing, importing and distributing alcoholic beverages is subject to extensive regulation by national and local Polish governmental agencies and European Union authorities. These regulations and laws address such matters as licensing and permit requirements, competition and anti-trust matters, trade and pricing practices, taxes, distribution methods and relationships, required labeling and packaging, advertising, sales promotion and relations with wholesalers and retailers. Also, new regulations or requirements or increases in excise taxes, customs duties, income taxes, or sales taxes could materially adversely affect our business, financial condition and results of operations.

In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in Poland. We may also incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. Future legal or regulatory challenges to the industry in which we operate or to us or our business practices and arrangements could give rise to liability and fines, or cause us to change our practices or arrangements, which could have a material adverse effect on us, our revenues and our profitability.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally strongly influence our viability and how we operate our business. Complying with existing regulations is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have permits to produce, to import products, maintain and operate our warehouses, and distribute our products to wholesalers. Many of these permits, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that our permits will be renewed upon their expiration, there is no guarantee that such will be the case. Revocation or non-renewal of permits that are material to our business could have a material adverse affect on our business. Additionally, our permits may be revoked prior to their expiration date due to nonpayment of taxes or violation of health requirements. Therefore, our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such products or service.

We may not be able to protect our intellectual property rights.

We own and license trademarks (for, among other things, our product names and packaging) and other intellectual property rights that are important to our business and competitive position, and we endeavor to protect them. However, we cannot assure you that the steps we have taken or will take will be sufficient to protect our intellectual property rights or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that third parties will not infringe on or misappropriate our rights, imitate our products, or assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market. In some cases, there may be trademark owners who have prior rights to our marks or to similar marks. We are currently involved in opposition and cancellation proceedings with respect to marks similar to some of our brands and other proceedings, both in the United States and elsewhere. If we are unable to protect our intellectual property rights against infringement or misappropriation, or if others assert rights in or seek to invalidate our intellectual property rights, this could materially harm our future financial results and our ability to develop our business.

Our import contracts may be terminated.

As a leading importer of major international brands of alcoholic beverages in Poland and Hungary, we have been working with the same suppliers for many years and either have verbal understandings or written distribution agreements with them. Where a written agreement is in place, it is usually valid for between one and five years and is terminable by either party on three to six months’ notice. However, our ability to continue to distribute imported products on an exclusive basis depends on factors which are out of our control, such as ongoing consolidation in the wine, beer and spirit industry worldwide, as a result of which producers decide from time to time to change their distribution channels, including in the markets in which we operate.

Although we believe we are currently in compliance with the terms and conditions of our import and distribution agreements, there is no assurance that all our import agreements will continue to be renewed on regular basis, or that, if they are terminated, we will be able to replace them with alternative arrangements with other suppliers.

Our results of operations and financial condition may be adversely affected if we undertake acquisitions of businesses that do not perform, as we expect or that are difficult for us to integrate.

We expect to continue to implement our growth strategy, in part, by acquiring companies. At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, not all of which will be consummated. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our results of operations and financial condition may be affected by a number of factors, including: the failure of the acquired businesses to achieve the results we have projected in either the near or long term; the assumption of unknown liabilities; the fair value of assets acquired and liabilities assumed; the difficulties of imposing adequate financial and operating controls on the acquired companies and their management and the potential liabilities that might arise pending the imposition of adequate controls; the difficulties in integration of the operations, technologies, services and products of the acquired companies; and the failure to achieve the strategic objectives of these acquisitions.

Acquisitions in rapidly developing economies, such as Russia (where we recently announced our first acquisition), involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks, and the particular economic, political, and regulatory risks associated with specific countries.

Future acquisitions or mergers may result in a need to issue additional equity securities, spend our cash, or incur debt, liabilities, or amortization expenses related to intangible assets, any of which could reduce our profitability and harm our business.

Risks related to the notes

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes are unsecured and effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of December 31, 2007, our total consolidated indebtedness was approximately $510.0 million, all of which was secured indebtedness under our existing senior secured notes and credit facilities. As of December 31, 2007, the aggregate amount of liabilities of our subsidiaries was approximately $620.6 million, including approximately $454.9 million of trade and other payables and approximately $165.7 million of direct obligations under our existing credit facilities but excluding intercompany liabilities and our subsidiaries’ guarantees of our existing senior secured notes of approximately $344.3 million. As of December 31, 2007, our subsidiaries had no outstanding preferred equity. The provisions of the indenture governing the notes do not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future. Our subsidiaries will not guarantee any of our obligations under the notes. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of notes—Ranking.”

In addition, substantially all our operations are conducted through our subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes, and, as a result, the notes will be structurally subordinated to all liabilities and other obligations of our subsidiaries. Accordingly, our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us, except as otherwise described in this prospectus supplement. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to service our debt, including the notes, depends on our future operating performance and ability to generate sufficient cash. This depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors, some of which are beyond our control, as well as the other factors discussed in these “Risk factors” and in the documents we have incorporated by reference into this prospectus supplement.

Historically, we met our debt service and other cash requirements with cash flows from operations and our existing revolving credit facilities. As a result of certain acquisitions and related financing transactions, however, our debt service requirements have increased significantly. We cannot assure you that our business will generate sufficient cash flows from operating activities, or that future debt and equity financing will be available to us in an amount sufficient to enable us to pay our debts when due, including our existing indebtedness and the notes, or to fund our other financing needs.

In addition to the notes, our indebtedness under our senior secured notes as of December 31, 2007 amounted to $344.3 million, and additionally $15.8 million of accrued interest.

If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to:

• reduce or delay our business activities and capital expenditures;

• sell assets;

• obtain additional debt or equity capital; or

• restructure or refinance all or a portion of our debt, including our senior secured notes, on or before maturity.

The above factors all contain an inherent risk regarding our ability to execute them. Additionally, our senior secured notes and covenants made in connection with them, and other financing arrangements we may enter into in the future, may limit our ability to borrow additional funds or increase the cost of any such borrowing. For example, the indenture governing our existing senior secured notes contains provisions which limit our ability and the ability of our subsidiaries to make certain payments, including dividends or other cash distributions; incur or guarantee additional indebtedness and issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business.

Despite our current debt levels, we may still incur substantially more debt in the future or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some or all of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our existing and future debt contains and may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest including additional interest, if any, as described under “Description of notes—Fundamental change permits holders to require us to purchase notes.” In addition, upon conversion of the notes, we will be required to make cash payments of up to $1,000 for each $1,000 in principal amount of notes converted as described in under “Description of notes—Payment upon conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or settle converted notes. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes is limited by our existing credit facility and the indenture governing our existing senior secured notes and may be limited by law, by regulatory authority or by the agreements governing our future indebtedness. Immediately following this offering and our use of the proceeds from this offering, we expect that we would be unable to make any repurchase of notes or pay cash upon conversion of the notes due to the restrictive covenants in our existing credit facility and the indenture governing our senior secured notes. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable upon conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of the notes—Conversion rights.” If one or more holders elect to convert their notes, we would be required to settle the principal amount of the converted notes through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting for convertible debt securities is subject to uncertainty.

The accounting for convertible debt securities is subject to frequent scrutiny by the accounting authorities and is subject to change. We cannot predict if or when any such change could be made, and any such change could have an adverse effect on our reported or future financial results. Any such effects could adversely affect the trading prices of our common stock and the notes.

For example, the accounting method for net share settled convertible securities, which would include the notes, has been under review by the accounting authorities for some time. Under the current accounting rules, for the purpose of calculating diluted earnings per share, a net share settled convertible security meeting certain requirements is accounted for in a manner similar to nonconvertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security being accounted for in a manner similar to the treasury stock method. The effect of this method is that the shares potentially issuable upon conversion of the securities are not included in the calculation of earnings per share until the conversion price is “in the money,” and the issuer is then assumed to issue the number of shares necessary to settle the conversion.

However, a proposal to change that accounting method has recently been made by the FASB. Under the proposal, cash settled convertible securities would be separated into their debt and equity components. The value assigned to the debt component would be the estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and such estimated fair value would be recorded as additional paid-in capital. As a result, the debt would be recorded at a discount reflecting the value of the conversion right. The debt would subsequently be accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected on the income statement. This change in methodology will affect the calculations of net income and earnings per share for many issuers of cash settled convertible securities.

Consideration of this proposal is ongoing, and we cannot predict the exact methodology that will be imposed, which may differ materially from the description above, or when any change will be finally implemented, if at all.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise additional capital.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference into this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Until the notes are converted, they will not entitle holders to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding December 15, 2012, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock or the cash and common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

A converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. Under the notes, the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the volume weighted average prices of our common stock for each trading day in a 20 trading-day “observation” period. As described under “Description of notes—Conversion rights,” this period is, for notes with a conversion date occurring on or after December 15, 2012, the 20 consecutive trading-day period beginning on, and including, the 23rd scheduled trading day prior to the maturity date, and in all other instances, the 20 consecutive trading-day period beginning on, and including, the third trading day immediately following the relevant conversion date.

Accordingly, if the price of our common stock decreases during this period, the amount of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares you will receive.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Central European Distribution Corporation except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” and “Description of notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of notes—Adjustment to shares delivered upon conversion upon a make-whole fundamental change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $         per share or less than $         per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Holders may not receive any shares of our common stock upon conversion.

Even if the conditions to converting the notes are met, upon the conversion of notes, we are required to pay a cash amount based on a daily conversion value and, only to the extent the daily conversion value exceeds the principal amount of the notes, will we pay such excess, at our election, in cash, shares of our common stock or a combination of cash and shares of our common stock. Therefore, holders may not be able to obtain any benefits of future ownership of our common stock upon any conversion in which the conversion value does not exceed the principal amount being converted, or if we elect to deliver any excess of the daily conversion value over the principal amount in cash, and any holders who unwind any hedges of their exposure under the notes might be required to incur the related transaction costs to purchase our common stock with the cash consideration received upon such conversion, including common stock that such holders may require in order to cover short positions.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the U.S. federal securities laws, and may be limited during the pendency of any shelf registration statement. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You should consider the U.S. federal income tax consequences of owning the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of the notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of ownership and disposition of the notes is contained in this offering memorandum under “Material U.S. federal income tax considerations.”

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes, even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “ Material U.S. federal income tax considerations. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See “Material U.S. federal income tax considerations—Consequences to U.S. holders—Constructive distributions” and “Material U.S. federal income tax considerations—Consequences to Non-U.S. holders—Dividends and constructive distributions” for more details.

Risks related to our common stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The sale price for our common stock has varied between a high of $61.08 and a low of $24.71 in the twelve month period ended December 31, 2007. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your notes, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks related to our business” and in the documents we have incorporated by reference into this prospectus supplement; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of our common stock, or the perception that these sales may occur, could adversely impact its price. As of February 29, 2008, we had outstanding 40,328,321 shares of our common stock and options to purchase approximately 1,393,912 shares of our common stock (of which approximately 956,587 were exercisable as of that date). We also had outstanding approximately 35,830 restricted stock units as of February 29, 2008, none of which were exercisable. As a result of our acquisition of Botapol Holding B.V., which we completed on August 17, 2005, Takirra Investment Corporation N.V. as of December 31, 2007 owned a total of 2,537,128 shares of our common stock. Takirra Investment Corporation N.V. has the right to cause us to register resale of the shares of our common stock that it owns or to include its shares in future registration statements filed by us with the SEC. We have filed a registration statement relating to the shares with the SEC. Pursuant to that registration statement, Takirra Investment Corporation N.V. will be able to sell its shares to the public in the United States. If Takirra Investment Corporation N.V. were to sell a large number of its shares in a short period of time, the market price of our common stock could decline. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors to create and issue a new series of preferred stock, our stockholders rights plan and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock and the value of your notes.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Because we do not anticipate paying cash dividends for the foreseeable future, holders who convert their notes and receive shares of our common stock will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

Enforcing legal liability against us and our directors and officers might be difficult.

We are organized under the laws of the State of Delaware of the United States. Therefore, investors are able to effect service of process in the United States upon us and may be able to effect service of process upon our directors and executive officers. We are a holding company, however, and substantially all of our operating assets are located in Poland and Hungary. Further, most of our directors and executive officers, and those of most of our subsidiaries, are non-residents of the United States and our assets and the assets of our directors and executive officers are located outside the United States. As a result, you may not be able to enforce against our assets (or those of certain of our directors or executive officers) judgments of United States courts predicated upon the civil liability provisions of United States laws, including federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland.

Use of proceeds

We estimate that the net proceeds from the sale of the notes will be approximately $305.0 million, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use approximately $130.0 million of the net proceeds from this offering, together with other cash and bank debt, to fund the cash portion of the purchase price for our proposed acquisition of the alcoholic beverages production and sale business relating to the Parliament and 999.9 brands in Russia and approximately $175.0 million of the net proceeds from this offering to fund the cash portion of our proposed investment in the Whitehall Group. Any net proceeds of this offering not used for these purposes, including any net proceeds available to us if one or both of our proposed transactions does not occur, would be used for general corporate purposes, which may include debt reduction and other acquisitions and investments.

Market price of our common stock

Our common stock is traded publicly through The NASDAQ Global Select Market under the symbol “CEDC.” The following table presents quarterly information on the price range of our common stock. This information indicates the high and low sales prices reported by The NASDAQ Global Select Market. The prices in the table have been adjusted to reflect the 3:2 stock split in June 2006.

	High	Low

Year ended December 31, 2006:
First quarter	$28.67	$24.47
Second quarter	$28.05	$21.04
Third quarter	$25.85	$18.89
Fourth quarter	$30.97	$22.51

Year ended December 31, 2007:
First quarter	$30.65	$24.71
Second quarter	$36.90	$28.59
Third quarter	$50.95	$34.07
Fourth quarter	$61.08	$42.10

Year ended December 31, 2008:
First quarter (through February 29, 2008)	$62.52	$46.50

Dividend policy

We have never declared or paid cash dividends on our common equity. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, and will depend on our financial condition, results of operations, capital requirements, general business conditions, restrictions imposed by any financing arrangements and other factors that our board of directors may deem relevant.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2007:

• on an actual basis; and

• on an “as adjusted” basis to give effect to the sale of $310.0 million aggregate principal amount of the notes, and deduction of underwriting discounts and commissions and estimated offering expenses to be paid by us.

	As of December 31, 2007
($ in thousands, except per share data)	Actual	As Adjusted
Cash and cash equivalents	$87,867	$392,867

Short-term debt secured
Current portion of obligation under capital leases	$1,759	$1,759

Short term bank loans and overdraft facilities	42,785	42,785

Total short-term debt	44,544	44,544

Long-term debt secured

Senior secured notes	344,298	344,298

Notes offered hereby	—	305,000

Long-term obligation under capital leases	2,708	2,708

Existing credit facilities, less current maturities	122,952	122,952

Total long-term debt	469,958	774,958

Stockholders’ equity

Common stock (U.S. $0.01 par value, 40,566,096 shares issued out of 80,000,000 authorized)	406	406

Additional paid-in-capital	429,554	429,554

Retained earnings	205,186	205,186

Accumulated other compressive income	180,440	180,440

Less treasury stock at cost (246,037 shares at December 31, 2007)	(150)	(150)

Total stockholders’ equity	815,436	815,436

Total	$1,329,938	$1,634,938

The table above should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

Description of notes

We will issue the notes under an indenture to be dated as of March     , 2008 (the “indenture”) between itself and The Bank of New York, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The indenture will be filed with the SEC and may be accessed as described under “Where you can find more information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Central European Distribution Corporation and not to its subsidiaries, unless the context requires otherwise.

General

The notes

• will be general unsecured, senior obligations of the Company;

• will initially be limited to an aggregate principal amount of $310 million;

• will bear cash interest from March     , 2008 at an annual rate of     % payable on March 15 and September 15 of each year, beginning on September 15, 2008;

• will be subject to purchase by us at the option of the holders following a fundamental change (as described below under “—Fundamental change permits holders to require us to purchase notes”), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to but excluding the fundamental change purchase date;

• will mature on March 15, 2013 unless earlier converted or repurchased;

• will be issued in denominations of $1,000 and integral multiples of $1,000; and

• will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our common stock, if any, initially at a conversion rate of             shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will satisfy our conversion obligation by paying and delivering, as the case may be, cash and, if applicable, cash and/or shares of our common stock, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 20 trading-day observation period as described below under “—Payment upon conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay the principal of and interest on (including any extension fee, as described under “Events of default” below) notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including any extension fee), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each such holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear interest at a rate of         % per year until maturity. Interest on the notes will accrue from March     , 2008 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2008.

Interest will be paid to the person in whose name a note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or such earlier required repurchase date would fall on a day that is not a business day, the required payment of interest, if any, and principal, will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the stated maturity date or such earlier required repurchase date to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking

The notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The notes will effectively rank junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of December 31, 2007, our total consolidated indebtedness was approximately $510.0 million, all of which was secured indebtedness under our existing senior secured notes and credit facilities. The notes will not be guaranteed by any of our subsidiaries, and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of December 31, 2007, our subsidiaries had approximately $620.6 million in outstanding liabilities including approximately $454.9 million of trade and other payables and approximately $165.7 million of direct obligations under our existing credit facilities but excluding intercompany liabilities and our subsidiaries’ guarantees of our existing senior secured notes of approximately $344.3 million. The indenture governing the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities, including secured debt.

The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay the cash fundamental change price if a holder requires us to repurchase notes as described below. See “Risk factors—Risks related to the notes— We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our existing and future debt contains and may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

Conversion rights

General

Prior to the close of business on the business day immediately preceding December 15, 2012, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate transactions.” On or after December 15, 2012, holders may convert each of their notes, based on the applicable conversion rate, at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date. Notwithstanding anything herein to the contrary, notes may be converted only during business hours on a day that is a business day. The conversion rate will initially be             shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying and delivering, as the case may be, cash and, if applicable, cash and/or shares of our common stock, based on the daily conversion values (as described below) calculated for each trading day of the 20 trading-day observation period (as described below), all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may convert those notes only if that holder first withdraws the purchase notice in accordance with the indenture.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest (or any extension fee), if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as described under “—Payment upon conversion”) of the common stock on the last day of the observation period (as described under “—Payment upon conversion”). Our delivery to you of cash or a combination of cash and shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

• the principal amount of the note; and

• any extension fee we have elected to pay and any accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

• for conversions following the record date immediately preceding the maturity date;

• if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

• to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and, if applicable, cash and/or shares of our common stock, under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding December 15, 2012, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after June 30, 2008 if the last reported sale price of the common stock for each of at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded.

If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in securities generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding December 15, 2012, a holder of notes may surrender its notes for conversion during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than

98% of the product of the last reported sale price of our common stock on such trading day and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the trustee but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the trustee to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price and the applicable conversion rate for each day we fail to do so.

The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is equal to or greater than 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders.

Conversion upon specified corporate transactions

Certain distributions

If we elect to

• issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance; or

• distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors in good faith, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the declaration date for such distribution, we must notify the holders of the notes at least 25 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of the common stock the regular way on the relevant exchange or market does not automatically transfer the right to receive the relevant dividend or distribution.

Certain corporate events

If a transaction or event that constitutes a “make-whole fundamental change” (as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to purchase notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date which is 25 scheduled trading days prior to the anticipated effective date of the transaction until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change purchase date (as described below). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 25 scheduled trading days prior to the anticipated effective date of such transaction.

Conversions on or after December 15, 2012

On or after December 15, 2012, a holder may convert any of its notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must

• complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

• deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

• if required, furnish appropriate endorsements and transfer documents;

• if required, pay all transfer or similar taxes; and

• if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with the relevant procedures described above is deemed to be the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 trading days during the observation period.

“Daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

• cash equal to the lesser of $50 and the daily conversion value on such trading day (such cash amount, the “principal return”); and

• to the extent the daily conversion value on such trading day exceeds $50 (such excess, the “daily excess”), either of the following at our election (i) a number of shares (the “maximum deliverable shares”) equal to, (A) the daily excess divided by (B) the daily VWAP for such trading day; (ii) cash equal to the daily excess; or (iii) any combination elected by us of shares and cash in an amount equal to such daily excess. Any cash amount paid pursuant to this bullet point is herein referred to as “excess cash return.”

If we elect to pay cash in lieu of delivering all or a portion of the maximum deliverable shares, we will notify you through the trustee of the percentage of the maximum deliverable shares that will be paid in cash in lieu of our common stock (the “cash percentage”) at any time on or before the close of business on the second trading day following our receipt of your notice of conversion. If we choose to settle all or any portion of the maximum deliverable shares in cash in connection with conversions of the notes with a conversion date that is within 25 scheduled trading days prior to the maturity date, we will send, on the 25th scheduled trading day prior to the maturity date, a single notice for all such conversions to the trustee with respect to the cash percentage that will apply to such conversions.

“Daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 5% of the product of (1) the applicable conversion rate on such trading day and (2) the daily VWAP of our common stock on such trading day.

“Daily VWAP” means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CEDC.UQ<equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Observation period” with respect to any note means:

• prior to December 15, 2012, the 20 consecutive trading-day period beginning on and including the third trading day after the related conversion date; and

• on or after December 15, 2012, the 20 consecutive trading days beginning on and including the 23rd scheduled trading day immediately preceding March 15, 2013.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as described below) and (ii) trading in securities generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a Daily VWAP must be determined) is not so listed or traded, “trading day” means a business day.

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national securities or regional exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Except as described below under “Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” we will pay and deliver, as the case may be, the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the daily VWAP for the final trading day of the applicable observation period); provided that we will pay cash in lieu of shares if we so elect as described above.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the date the requirements set forth in the indenture have been satisfied as to such notes; provided, however, that, as of the close of business on each trading day during the applicable observation period, the person in whose name such shares are issuable shall be deemed to be a holder of record of the number of whole shares (if any) issuable in respect of such conversion on such trading day pursuant to the second bullet point under “—Payment upon conversion” above.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held the full number of shares underlying their notes.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0	= the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable;

CR1	= the conversion rate in effect immediately after the opening of business on such ex-dividend date or effective date;

OS0	= the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date; and

OS1

= the number of shares of our common stock outstanding immediately after the opening of business on such ex-dividend date or effective date after giving effect to such dividend, distribution or share split or share combination.

(2)

If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0	= the conversion rate in effect immediately prior the ex-dividend date for such issuance;

CR1	= the conversion rate in effect immediately after the opening of business on such ex-dividend date;

OS0	= the number of shares of our common stock outstanding immediately prior to such ex-dividend date;

X	= the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y	= the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding

• dividends or distributions and rights or warrants described in clause (1) or (2) above;

• dividends or distributions paid exclusively in cash; and

• spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 - FMV

where,

CR0	= the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1	= the conversion rate in effect immediately after the opening of business on such ex-dividend date;

SP0

= the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0	= the conversion rate in effect immediately prior to the end of the valuation period (as described below);

CR1	= the conversion rate in effect immediately after the close of business on the last trading day of the valuation period;

FMV0

= the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading-day period beginning on, and including, the effective date of the spin-off (the “valuation period”); and

MP0	= the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur immediately after the close of business on the last trading day of the valuation period; provided that, solely for purposes of determining the conversion rate applicable to a conversion of notes whose conversion date falls within the valuation period, references to the 10 consecutive trading days of the valuation period shall be deemed replaced with the period that begins on, and includes, the effective date of such spin-off and ends on, and includes, such conversion date.

(4)	If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 - C

where,

CR0	= the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR1	= the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution;

SP0	= the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	= the amount in cash per share we distribute to holders of our common stock.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0	= the conversion rate in effect on immediately prior to the close of business on the effective date of the adjustment;

CR1	= the conversion rate in effect immediately after the close of business on the effective date of the adjustment;

AC	= the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (which number shall, for avoidance of doubt, exclude all shares validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires (the “tender/exchange offer valuation period”).

The adjustment to the conversion rate under the preceding paragraph will occur immediately after the close of business on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that, solely for purposes of determining the conversion rate applicable to a conversion of notes whose conversion date falls within the tender/exchange offer valuation period, references to the 10 consecutive trading days of the valuation period shall be deemed replaced with the period that begins on, and includes, the expiration date of such tender or exchange offer and ends on, and includes, such conversion date.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share split or share combination).

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

• upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

• upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

• upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

• for a change in the par value of the common stock; or

• for accrued and unpaid interest and any extension fee.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate in effect immediately prior to such transaction would have been entitled to receive (the “reference property”) on account of such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, the principal return payable upon conversion of the notes will continue to be payable in cash (instead of reference property), and we or the surviving entity will continue to have the option of delivering cash in lieu of any daily excess as provided in the second bullet point under “—Payment upon conversion,” except that the daily conversion value will be calculated based on the value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to shares delivered upon conversion upon a make-whole fundamental change

If a fundamental change (as described below under “Fundamental change permits holders to require us to purchase notes” and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in the second clause of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so converted by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, 25 scheduled trading days prior to the date initially announced by us as the anticipated effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of an event that would have been a fundamental change but for the proviso in the second clause of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will have the right to deliver, in lieu of shares of common stock, including the additional shares, cash or a combination of cash and shares of common stock as described under “—Payment upon conversion.”

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the “stock price,” as described below. If the holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on, and including, the trading day preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

March 2008
March 15, 2009
March 15, 2010
March 15, 2011
March 15, 2012
March 15, 2013

The exact stock prices and effective dates may not be set forth in the table above, in which case

• If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365- or 366-day year, as applicable.

• If the stock price is greater than $             per share (subject to adjustment), no additional shares will be added to the conversion rate.

• If the stock price is less than $             per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed             per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

If, as described above, we are required to increase the conversion rate by the additional shares as a result of the make-whole fundamental change, notes surrendered for conversion in connection with the make-whole fundamental change will be settled as follows (subject in all respects to the provisions set forth above under “—Payment upon conversion”):

• If the last day of the applicable observation period for the notes surrendered for conversion is prior to the third scheduled trading day immediately preceding the effective date of such make-whole fundamental change, we will settle such conversion as described under “—Payment upon conversion” above by paying cash and delivering shares of our common stock, if any, on the third business day immediately following the last day of the applicable observation period, but without giving any effect to any increase in the conversion rate pursuant to the provisions set forth above. As soon as practicable following the effective date of the make-whole fundamental change transaction, we will deliver the additional cash and, if applicable, shares of our common stock or reference property deliverable in lieu of shares of our common stock, as the case may be, deliverable on account of such increase in the conversion rate, calculated as if the conversion rate had been increased as described above during the related applicable observation period (and based upon the relevant daily VWAP during such observation period), after giving effect to the provisions described under “—Recapitalizations, reclassifications and changes of our common stock” above, if applicable. We will not increase the conversion rate as described above, or otherwise deliver any additional amount of cash, shares of our common stock or reference property, if the make-whole fundamental change does not become effective.

• Otherwise, if the last day of the applicable observation period for the notes surrendered for conversion is on or following the third scheduled trading day immediately preceding the effective date of the make-whole fundamental change, we will settle such conversion as described under “—Payment upon conversion” above by paying cash and, if applicable, delivering shares of our common stock or reference property, as applicable, including the increase in the conversion rate described above, on the later to occur of (1) the business day immediately following the effective date of the transaction and (2) the third business day following the last day of the applicable observation period.

For avoidance of doubt, if a holder surrenders a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as described below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will instead pay, on such interest payment date, the full amount of accrued and unpaid interest to the holder of record at the close of business on such regular record date, and the holder that submits the note for repurchase will not be entitled to such accrued and unpaid interest unless he was the holder of record at the close of business on such record date). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 45 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; or

(2) consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or a change in par value) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) continuing directors cease to constitute at least a majority of our board of directors;

(4) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5) our common stock (or other common stock into which the notes are then convertible) ceases to be listed or quoted on a national securities exchange in the United States except as a result of a merger to which we are a party or a tender offer or exchange offer for our common stock or other common stock into which the notes are then convertible.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange in the United States or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares and amounts we are required or permitted to pay in cash pursuant to the provisions described above under “—Payment upon conversion.”

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a director of the Company subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on the board of directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire board of directors of the Company in which such individual is named as nominee for director.

On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things

• the events causing a fundamental change;

• the date of the fundamental change;

• the last date on which a holder may exercise the repurchase right;

• the fundamental change purchase price;

• the fundamental change purchase date;

• the name and address of the paying agent and the conversion agent, if applicable;

• if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate made or to be made on account of such fundamental change;

• if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

• the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, prior to the close of business on the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state

• if certificated, the certificate numbers of your notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

• the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

• that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state

• the principal amount of the withdrawn notes, which must be $1,000 or an integral multiple thereof;

• if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

• the principal amount, if any, which remains subject to the purchase notice, which must be $1,000 or an integral multiple thereof.

We will be required to purchase, on the fundamental change purchase date, subject to extension to comply with applicable law, the notes that have been duly delivered along with a duly completed purchase notice as described above. You will receive payment of the fundamental change purchase price promptly following the later of (1) the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes and (2) the third business day following the date the note and purchase notice are duly delivered to us. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then, on the fundamental change purchase date:

• the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

• all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and, subject to the provisions described above, previously accrued and unpaid interest upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

• comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

• file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise,

established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation or entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation or entity shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as described above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest, including any extension fee, on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, and that failure continues for a period of five days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5) failure by the Company to comply with its obligations under “—Consolidation, merger and sale of assets;”

(6) failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7) default by the Company or any subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $40 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created, either (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, in each case if such default is not cured or waived within 30 days;

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any significant subsidiary, as defined in Article 1, Rule 1-02 of Regulation S-X; and

(9) a final judgment for the payment of $40 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest (including any extension fee) on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us (but not involving solely one or more of our subsidiaries), 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with the substantially similar covenant contained in the indenture, will for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive an “extension fee” on the notes in an amount equal to 0.25% of the principal amount of the notes. If we so elect, such extension fee will be payable on all outstanding notes on or before the date on which such event of default first occurs. On the 91st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 91st day), the notes will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the extension fee upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the extension fee as the sole remedy during the first 90 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election and (ii) pay such extension fee on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any extension fee) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including any extension fee, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any extension fee, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest, including any extension fee, on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes (other than amendments specifically required to be made under the provisions of the indenture described above under “Recapitalizations, reclassifications and changes of our common stock” and amendments described in clause (H) below);

(5) reduce fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note;

(7) reduce the principal amount of, or any premium, interest or extension fee on, any note;

(8) change the place, manner or currency of payment of principal of, or interest or any extension fee, on, any note;

(9) change the stated maturity of the principal of, or the payment date of any installment of interest or any extension fee on, any note;

(10) impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(11) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions (except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder).

Without the consent of any holder, the Company and the trustee may amend the indenture to:

(A) cure any ambiguity, omission, defect or inconsistency;

(B) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(C) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(D) add guarantees with respect to the notes;

(E) secure the notes;

(F) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(G) make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the notes to the description contained herein will not be deemed to be adverse to any holder;

(H) eliminate our option to elect to pay cash to holders of the notes surrendered for conversion in lieu of all or a portion of the shares otherwise deliverable upon conversion of notes as described in “—Payment upon Conversion;”

(I) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(J) conform the provisions of the indenture to the “Description of notes” section in this prospectus supplement.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York is the trustee, security registrar, paying agent and conversion agent. The Bank of New York, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

• upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

• ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

The global notes and beneficial interests in the global notes will be subject to restrictions on transfer as described under “Transfer restrictions.”

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is

• a limited purpose trust company organized under the laws of the State of New York;

• a “banking organization” within the meaning of the New York State Banking Law;

• a member of the Federal Reserve System;

• a “clearing corporation” within the meaning of the Uniform Commercial Code; and

• a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

• will not be entitled to have notes represented by the global note registered in their names;

• will not receive or be entitled to receive physical, certificated notes; and

• will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including any extension fee) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

• DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

• DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

• we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or certain other events provided in the indenture should occur.

Material U.S. federal income tax considerations

The following is a summary of material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986 as amended, (the “Code”), applicable U.S. Treasury regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the U.S. Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with a note or common stock (received upon conversion of a note) held as a capital asset by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

• tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, U.S. citizens who are residents of Poland, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, U.S. Holders (as defined below) operating through an office or fixed place of business located without the United States to which gain from the sale of the notes can be attributed, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

• tax consequences to persons holding notes or common stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

• tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

• tax consequences to investors in pass-through entities;

• alternative minimum tax consequences, if any;

• any state, local or foreign tax consequences; and

• estate or gift tax consequences, if any.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

The term “U.S. Holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

• an individual citizen or resident of the United States;

• a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

• an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

• a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of notes or shares of common stock received upon conversion of the notes that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. holders

Payments of interest

Interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount.

If we are an “80/20 company,” as described below, interest on the notes generally should be treated as income from sources without the United States for the purpose of computing U.S. foreign tax credit limitations. With certain exceptions, interest on the notes should constitute “passive category income,” which is treated separately from other types of income in computing the foreign tax credit allowable to U.S. Holders under U.S. federal income tax laws.

A U.S. corporation generally is an 80/20 company if at least 80% of its gross income during an applicable testing period is, directly or through subsidiaries, “active foreign business income.” However, the 80% test for active foreign business income is applied on a periodic basis, and CEDC’s operations and business plans may change in subsequent taxable years. Therefore, while interest on the notes may be treated as income from sources without the United States (subject to special rules applicable to certain holders related to CEDC) if CEDC is an “80/20 company,” no assurance can be given that CEDC currently is, or that it will be in the future, an 80/20 company. If CEDC is not an 80/20 company, interest on the notes generally will be treated as income from sources within the United States for U.S. federal income tax purposes.

Notwithstanding the foregoing, any gain or loss with respect to the sale, exchange, repurchase, redemption or conversion of the notes generally will be treated as gain or loss from sources within the United States for U.S. federal income tax purposes.

We may be required to pay additional interest to a U.S. Holder in certain circumstances described above under the heading “Description of notes—Events of default.” Furthermore, holders may convert their notes prior to maturity if certain acceleration events occur, as described under the heading “Description of notes—Conversion rights.” We believe (and the rest of this discussion assumes) there is only a remote possibility that we will be obligated to make any such additional or accelerated payments on the notes, and the notes therefore will not be treated as “contingent payment debt instruments.” Assuming our position is respected, any such additional interest would generally be taxable to a U.S. Holder at the time such payments are received or accrued, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Our determination that the notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to challenge successfully our determination and the notes were treated as contingent payment debt instruments, U.S. Holders may be required, among other things, to accrue interest income (regardless of the holder’s method of accounting for U.S. federal income tax purposes) at a rate higher than the stated interest rate on the notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of recognized gain upon a conversion of notes as taxable. Our determination that the notes are not contingent payment debt instruments is binding on U.S. Holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury regulations. U.S. Holders should consult their tax advisors concerning the tax effects of the possibility of payments of additional interest.

Sale, exchange, redemption or other taxable disposition of notes

Except as provided below under “—Consequences to U.S. Holders—Conversion of the notes into common stock and cash,” a U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as described under “—Consequences to U.S. holders—Payments of interest” above) upon the sale, exchange, redemption or other taxable disposition and such U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note will generally be equal to the amount that the U.S. Holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. Holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. A U.S. Holder’s ability to deduct capital losses may be limited.

Conversion of the notes into cash

If a U.S. Holder receives solely cash in exchange for notes upon conversion, the U.S. Holder’s gain or loss will be determined in the same manner as if the U.S. Holder disposed of the notes in a taxable disposition (as described above under “—Consequences to U.S. Holders—Sale, exchange, redemption or other taxable disposition of notes”).

Conversion of the notes into common stock and cash

The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. Holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and stock is received by a U.S. Holder upon conversion of the notes, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a recapitalization (although we cannot guarantee that the IRS will not challenge this conclusion). In such case, gain, but not loss, would be recognized equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as described under “—Consequences to U.S. holders—Payments of interest” above, and cash in lieu of a fractional share) over a U.S. Holder’s tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. Holder would receive in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized. A U.S. Holder’s holding period for shares of common stock would include the period during which the U.S. Holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Alternative Treatment as Part Conversion and Part Redemption. If the above-discussed conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “—Consequences to U.S. Holders—Sale, exchange, redemption or other taxable disposition of notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received on such a conversion would be treated as received upon a conversion of the note, which generally would not be taxable to a U.S. Holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. Holder’s tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is treated as sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Alternative Treatment as Fully Taxable Exchange. Alternatively, the transaction might be treated as a fully taxable exchange of the entire note for a combination of cash and common stock.

U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our common stock for notes upon conversion.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the description above under “—Consequences to U.S. holders—Distributions.” It is not clear whether a constructive dividend deemed paid to a U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. Holder would not give rise to any cash from which any applicable backup withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, certain redemptions or other taxable dispositions of common stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Possible effect of the change in conversion consideration after a change in control

In certain situations, including a consolidation, merger or combination involving us or a transfer of all or substantially all of our property and assets, we may provide for the conversion of the notes into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a U.S. Holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. holders

Payments of interest

Interest payments on the notes by CEDC to a Non-U.S. Holder will not be subject to the 30% U.S. federal withholding tax provided that:

• interest paid on the note is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

• the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

• the Non-U.S. Holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

• the Non-U.S. Holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

• the Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or the Non-U.S. Holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to Non-U.S. Holders that are pass-through entities.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the Non-U.S. Holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and constructive distributions

Any dividends paid to a Non-U.S. Holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “—Consequences to U.S. Holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S.

Holder were a U.S. Holder. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a Non-U.S. Holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A Non-U.S. Holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

“80/20 Company” considerations

If CEDC is an 80/20 company for U.S. federal income tax purposes (as discussed above under “—Consequences to U.S. Holders—Payments of interest”), a Non-U.S. Holder generally will not be subject to U.S. withholding tax on payments of interest on a note and on the percentage of any dividend paid by us which is properly attributable to our group’s active foreign business. In that event, you should consult your tax advisor about a refund that you might be entitled to claim with respect to amounts withheld, if any, on payments made by CEDC. Special rules apply to payments of interest to Non-U.S. Holders related to CEDC. In the event that CEDC fails to qualify as an 80/20 company for U.S. federal income tax purposes, the payments of interest on a note and of dividends to a Non-U.S. Holder will be subject to U.S. federal withholding tax unless certain requirements are met, as described under “—Consequences to Non-U.S. Holders—Payments of interest” and “—Consequences to Non-U.S. Holders—Dividends and constructive distributions.”

Sale, exchange, certain redemptions, conversion or other taxable dispositions of notes or shares of common stock

Gain realized by a Non-U.S. Holder on the sale, exchange, certain redemptions or other taxable disposition of a note or common stock (as well as upon the conversion of a note into cash or into a combination of cash and stock) will not be subject to U.S. federal income tax unless:

• that gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

• the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

• our stock constitutes “U.S. real property interests” within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Although we believe that currently our stock does not constitute U.S. real property interests, and that we therefore would not currently be required to withhold under FIRPTA, there can be no assurance that our stock will not constitute U.S. real property interests depending on the facts in existence at the time of any redemption, repurchase, conversion or retirement of our stock, in which case we may be required to withhold 10 percent of any amounts payable on the redemption, repurchase, conversion or retirement of our stock.

If you are a Non-U.S. Holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. Holder. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. Holder and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts (including common stock) which a Non-U.S. Holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Consequences to Non-U.S. Holders—Payments of interest.”

Information reporting and backup withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of interest and dividends paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “—Consequences to Non-U.S. Holders—Payments of interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through Material United States related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the Non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Underwriting

Subject to the terms and conditions of the underwriting agreement between us and J.P. Morgan Securities Inc., as underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, $310,000,000 principal amount of notes.

The underwriter is committed to purchase all the notes offered by us if it purchases any notes.

The underwriter has advised us that it proposes initially to offer the notes to the public for cash at the public offering prices set forth on the cover of this prospectus supplement. After the public offering of the notes, the public offering price and other selling terms may be changed. Sales of principal amount of notes made outside of the United States may be made by affiliates of the underwriter.

The underwriting fee is equal to the public offering price less the amount paid by the underwriters. The underwriting fee is     % of the principal amount of the notes.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $750,000. In addition, we have agreed in the underwriting agreement to pay the reasonable fees and expenses of counsel for the underwriter, which we estimate to be $600,000. Our payment of these fees and expenses may constitute underwriting compensation under the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (other than the convertible notes to be sold under this offering and any shares of our common stock issued upon conversion thereof; and any securities issued under our existing equity incentive plans; any shares of our common stock issued upon the exercise or conversion of securities outstanding on the date of this offering; shares of our common stock issued in connection with any acquisition or other strategic transaction undertaken by us; provided that the recipient shall execute an agreement not to sell such shares during the 60-day period referred to below; and up to 50,000 additional shares that we may issue during such period), or (except for the foregoing exceptions) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities Inc. for a period of 60 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on us is compliant with Rule 139 of the Securities Act and our securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, our directors and executive officers will be permitted during the 60-day period to: transfer or otherwise dispose of any shares of our common stock pursuant to any existing plans pursuant to Rule 10b5-1; exercise any options to purchase shares of our common stock, which options have been granted pursuant to our employee benefit plans existing on the date of this prospectus supplement; and transfer shares of our common stock either as a bona fide gift or gifts or to any trust for the direct or indirect benefit of the director or officer or any member of the immediate family of the director or officer, provided that in each case the transferred or donated shares of our common stock will not be sold during the 60-day period. In addition, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on us is compliant with Rule 139 of the Securities Act and our securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling notes in the open market for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These stabilizing transactions may include making short sales of the notes, which involves the sale by the underwriter of a greater principal amount of notes than it is required to purchase in this offering, and purchasing notes on the open market to cover positions created by short sales.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the notes.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes, and, as a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a supplemental prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of its business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at www.ced-c.com. Our website and the information contained on it are not part of this prospectus supplement. This reference to our website is intended to be an inactive textual reference only.

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the corresponding information contained in this prospectus.

We specifically are incorporating by reference the following document(s) filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

• our annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008 (file no. 000-24341);

• our current reports on Form 8-K, filed with the SEC on January 11, 2008 and February 8, 2008 (file no. 000-24341);

• the information in our proxy statement on Schedule 14A, filed with the SEC on March 27, 2007 (file no. 000-24341), but only to the extent that such information was incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007 (file no. 000-24341);

• the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on May 21, 1998, including any amendments or reports filed for the purpose of updating such description (file no. 000-24341); and

• all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus, excluding reports, or any portions of any reports, that are deemed to be “furnished” to, and not “filed” with, the SEC.

You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

Central European Distribution Corporation

2 Bala Plaza, Suite 300

Bala Cynwyd, PA 19004

Telephone: (610) 660-7817

Attention: Investor Relations

We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or internet site. Our statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

Legal matters

The validity of the securities offered by this prospectus supplement will be passed upon for us by Dewey & LeBoeuf LLP, New York, New York. Certain legal matters are being passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York and Davis Polk & Wardwell, New York, New York.

Experts

The consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2007 incorporated by reference in this Prospectus Supplement to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered office of PricewaterhouseCoopers Sp. z o.o. Warsaw, Al. Armii Ludowej 14.

Prospectus

Central European Distribution Corporation

Common Stock

Debt Securities

We may offer from time to time debt securities and common stock. The debt securities will be senior debt securities consisting of notes or other unsecured evidences of indebtedness. The debt securities may be convertible into our common stock or other securities.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus or prospectus supplement, carefully before you invest.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “CEDC.”

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods or otherwise. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

Investing in our securities involves risks. Before investing, see “Item 1A. Risks Relating To Our Business,” beginning on page 17 of our annual report on Form 10-K for the year ended December 31, 2007, and any subsequent quarterly reports on Form 10-Q, each of which is incorporated by reference into this prospectus. See “Where you can find more information” and “Incorporation of certain documents by reference” in the prospectus for a description of how you may obtain copies of these documents.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is March 3, 2008

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell securities in one or more offerings. Pursuant to the rules of the SEC, we have omitted from this prospectus the specific terms of the securities that we may sell and the plan of distribution. However, each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including a description of the securities being offered and the plan of distribution. The prospectus supplement may also add, update or change information included or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Incorporation of certain documents by reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement and the information contained in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering. We have not authorized anyone to provide you with different or additional information. You should not assume that the information contained in this prospectus, any prospectus supplement, any related permitted free writing prospectus we have authorized or any document incorporated by reference into these documents is accurate as of any date other than its date, regardless of when you receive those documents or when any particular sale of securities occurs.

Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$,” “dollars,” “U.S. dollars” or “U.S.$”).

In this prospectus, the words “CEDC,” “we,” “our,” “ours” and “us” refer to Central European Distribution Corporation, a Delaware corporation, and its subsidiaries taken as a whole, unless otherwise stated or the context otherwise requires. The mailing address and telephone number of our principal executive offices are Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 and (610) 660-7817.

Risk factors

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. These risks will be set forth in the prospectus supplement relating to applicable offering of securities. You should carefully consider the important risk factors and other information included or incorporated by reference in the applicable prospectus supplement before investing in any securities that may be offered.

Forward-looking information

This prospectus and the accompanying prospectus supplement, including the information incorporated by reference into them, contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as

“anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the risk factors described in any accompanying prospectus supplement and in our filings with the SEC (including those described in Item 1A. Risks Related to Our Business, of our annual report on Form 10-K for the year ended December 31, 2007, and any subsequent quarterly reports on Form 10-Q) that are incorporated by reference into this prospectus and any accompanying prospectus supplement. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of the document containing them or as otherwise indicated. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of the forward-looking statement or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

Our company

We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We produce and sell approximately 9.3 million nine-liter cases of vodka per year in the four main vodka segments in Poland: top premium, premium, mainstream and economy. Our mainstream Absolwent brand has been the number one selling vodka for the last seven years based on volume and sales. Bols vodka is the number one selling premium vodka in Poland and Hungary by value. Soplica, a mainstream brand, has consistently been one of the top ten selling vodkas sold in Poland. In addition to being sold in Poland, our Zubrówka brand is exported out of Poland, mainly to Europe. In addition, we produce the top selling vodka in Hungary, Royal Vodka, which we distribute through our Hungary subsidiary Bols Hungary.

We are the leading distributor by value of alcoholic beverages in Poland. Our business involves the distribution of products that we import on an exclusive basis and products we produce from our two distilleries (Bols and Polmos Bialystok). In addition, we handle the distribution of a range of products from the local and international drinks companies operating in Poland. We are the largest distributor in Poland for many of these suppliers. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products, including spirits, wine and beer, as well as non-alcoholic beverages.

We distribute products throughout Poland directly to approximately 39,000 outlets, including off-trade establishments, such as small and medium-size retail outlets, petrol stations, duty free stores, supermarkets and hypermarkets, and on-trade locations, such as bars, nightclubs, hotels and restaurants, where the products we distribute are consumed. In July 2007, we acquired 100% of the outstanding shares of PHS Sp. z o.o., a leading distributor of alcoholic beverages in western Poland. PHS has over 15 years experience in the market.

In July 2006, we acquired 100% of the share capital of Bols Hungary and the “Royal Vodka” trademark. Bols Hungary distributes Royal Vodka, which is the number one selling vodka in Hungary with a market share of approximately 25.7% based on value, and which is produced by us in Poland at our Bols production facility. On September 26, 2006, we acquired, from Lucas Bols B.V., a perpetual, exclusive, royalty-free and sublicensable license to use the Bols Vodka trademark in the marketing and sale of our products in Hungary. Bols Vodka is the number one premium vodka in Hungary. In addition to Royal Vodka, and Bols Vodka, Bols Hungary has an extensive import portfolio which includes the Rémy Cointreau Group’s portfolio, the Grant’s portfolio, the C&C portfolio and Jagermeister. Hungary is one of the leading markets in the world for Jagermeister.

We have exclusive rights to import and distribute approximately 40 leading brands of spirits, wine and beer into Poland and distribute these products throughout Poland. We also provide marketing support to the suppliers who have entrusted us with their brands.

Our exclusive import brands, include the following: Concha y Toro wines, Metaxa Brandy, Rémy Martin Cognac, Guinness, Sutter Home wines, Grants Wiskey, Jagermeister, E&J Gallo wines, Jim Beam Bourbon, Sierra Tequila and Teachers Whisky. In January 2007, we signed an agreement with Gruppo Campari in Poland, to be the exclusive importer, marketer and distributor of the Campari portfolio. The Campari portfolio includes well-known brands such as Campari, Cinzano, Skyy Vodka, Old Smuggler, Gran Cinzano, Cinzano Asti and Glen Grant. We also import our own private label alcohol products such as William’s Whisky, and wine under numerous labels.

We have distribution agreements in place in a number of key markets around the world, including France, the United Kingdom, Denmark, Norway, Sweden, Finland and Japan. In 2007, we entered into a new distribution agreement with Marsalle Company in the United States, where sales of Zubrowka have commenced in major cities, including Chicago and New York.

Corporate Information

Our principal executive office in the United States is Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, and our telephone number is (610) 660-7817.

Use of proceeds

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including, among other things, to reduce indebtedness and to fund investments in, or extensions of credit or contributions to, our subsidiaries.

Proceeds may also be used to fund acquisitions and for other purposes specified in the applicable prospectus supplement. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon, among other things, our funding requirements and the funding requirements of our subsidiaries at the time of issuance and the availability of other funds.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,
2007	2006	2005	2004	2003
3.13x	2.83x	2.31x	8.08x	8.59x

The ratio of earnings to fixed charges has been computed by dividing total earnings by total fixed charges. Earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest, amortized expenses related to indebtedness and one-third of rent expense (which we have estimated for 2003, 2004 and 2005) as representative of the interest portion of rentals.

Description of debt securities

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities will be our unsecured and unsubordinated obligations. We may issue debt securities in one or more series from time to time under an indenture.

The following summary of selected provisions of the indenture and the debt securities is not complete. In connection with an investment in our debt securities, you should review the applicable prospectus supplement and the indenture. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. To obtain a copy of the indenture, see “Where you can find more information” in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture, which provisions, including defined terms, are incorporated by reference in this prospectus.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When we offer to sell a series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

We can issue an unlimited amount of debt securities under the indenture. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities. The debt securities of each series will be our direct, unsecured obligations.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

• the title of the series of debt securities;

• any limit on the aggregate principal amount of debt securities of the series;

• whether the debt securities of the series are to be issuable in registered or bearer form or both and whether the debt securities of the series may be represented initially by a debt security in temporary or permanent global form, and, if so, the initial depositary with respect to such temporary or permanent global debt security and the circumstances under which beneficial owners of interests in any such temporary or permanent global debt security may exchange such interests for debt securities of such series of like tenor and of any authorized form and denomination and the authorized newspapers for publication of notices to holders of bearer securities;

• any other terms required to establish a series of bearer securities, including, but not limited to, tax compliance procedures;

• the price or prices at which the debt securities of the series will be issued;

• the person to whom any interest will be payable on any registered securities of the series, if other than the person in whose name the registered security is registered at the close of business on the regular record date for the payment of interest;

• the manner in which, and the person to whom, any interest on any bearer securities of the series will be payable, if other than upon presentation and surrender of the coupons relating to the bearer security, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global security on an interest payment date will be paid;

• the date or dates on which the principal of and premium, if any, on the debt securities of the series is payable or the method or methods, if any, used to determine those dates;

• the rate or rates at which the debt securities of the series will bear interest or the method or methods, if any, used to calculate those rate or rates;

• the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine those dates;

• the stated maturities of installments of interest, if any, on which any interest on the debt securities of the series will be payable and the regular record dates for any interest payable on any debt securities of the series which are registered securities;

• the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on the debt securities of the series will be payable and the place or places where the debt securities of the series may be presented for transfer and, if applicable, conversion or exchange and the place or places where notices and demands in respect of the debt securities of the series may be served on us;

• our right, if any, to redeem the debt securities, and the period or periods within which, the price or prices at which and the terms and conditions upon which, the debt securities of the series may be redeemed, in whole or in part;

• our obligation, if any, to redeem or purchase the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities, the conditions, if any, giving rise to such obligation, and the period or periods within which, the price or prices at which and the terms and conditions upon which, the debt securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such debt securities;

• the denominations in which any registered securities of the series are to be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities of the series are to be issuable, if other than denominations of $5,000 and $100,000;

• the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series, if other than U.S. dollars, and, if other than U.S. dollars, whether the debt securities of the series may be satisfied and discharged other than as provided in the indenture;

• if the amount of payments of principal of, premium, if any, and interest, if any, on the debt securities of the series is to be determined by reference to an index, formula or other method, or based on a coin or currency or currency unit other than that in which the debt securities of the series are stated to be payable, the manner in which these amounts are to be determined and the calculation agent, if any, with respect thereto;

• if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

• if we agree to pay any additional amounts on any of the debt securities, and coupons, if any, of the series to any holder who is a U.S. alien in respect of any tax, assessment or governmental charge withheld or deducted, the circumstances and procedures under which we will make these payments, and whether those additional amounts paid by us will be treated as interest or principal pursuant to the indenture, and whether we will have the option to redeem these debt securities rather than pay these additional amounts;

• whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

• any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

• whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the indenture;

• whether the debt securities of the series, in whole or any specified part, will be defeasible pursuant to the indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

• any deletions from, modifications of or additions to the events of default or our covenants with respect to the debt securities of the series, whether or not these events of default or covenants are consistent with the events of default or covenants set forth in this prospectus and any change in the rights of the trustee under the indenture or the requisite holders of the debt securities of the series to declare the principal amount of that series due and payable pursuant to the indenture;

• any special U.S. federal income tax considerations applicable to the debt securities of the series; and

• any other terms of the debt securities.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Special U.S.

federal tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement. In addition, special U.S. federal tax considerations or other restrictions or terms applicable to any debt securities to be issued in bearer form, offered exclusively to non-U.S. holders or denominated in a currency other than U.S. dollars will be set forth in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

In the event of any conflict or discrepancy between the terms of a series of debt securities as described in the related prospectus supplement and the terms as described in this prospectus, the description in the prospectus supplement will apply to the extent of such conflict or discrepancy.

Consequences of holding company status

Our operations are conducted almost entirely through subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

Form, exchange, registration and transfer

The debt securities of a series may be issued as registered securities, as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “—Global debt securities.” Unless otherwise indicated in an applicable prospectus supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof, and bearer securities will be issuable in denominations of $5,000 and $100,000.

Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both registered securities and as bearer securities, at the option of the holder, subject to the terms of the indenture, bearer securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of that series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the coupon relating to the date for payment of interest and interest will not be payable in respect of the registered security issued in exchange for the bearer security, but will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities may not be issued in exchange for registered securities, except as set forth in the indenture.

Debt securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable prospectus supplement, registered securities may be presented for registration of transfer, at the office or agency designated by us as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the indenture. The transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon the registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the trustee as registrar and the name of any different or additional registrar designated by us with respect to the debt securities of any series will be included in the applicable prospectus supplement. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable only as registered securities, we will, except as set forth in the indenture, be required to maintain a transfer agent in each place of payment for that series and, if debt securities of a series are issuable as bearer securities, to maintain (in addition to the registrar) a transfer agent in a place of payment for that series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption of debt securities of any series, we will not be required to:

• issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on:

• if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption, and

• if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

• register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

• exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and of like tenor and principal amount that is simultaneously surrendered for redemption.

Covenants

Unless otherwise indicated in an applicable prospectus supplement, the indenture does not include covenants limiting the amount of indebtedness that may be incurred or otherwise restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if the transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See “—Mergers and sales of assets.”

Payment and paying agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made at the office of the paying agent or paying agents designated by us from time to time, except that at our option, payment of principal and premium, if any, or interest also may be made by wire transfer to an account maintained by the payee in certain circumstances. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of the paying agents outside the United States designated by us from time to time, or by wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable prospectus supplement, any payment of interest on any bearer securities will be made only against surrender of the coupon relating to the interest installment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will be designated as our sole paying agent for payments with respect to debt securities which are issuable solely as registered securities and as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities (subject to any limitations described in any applicable prospectus supplement) which are issuable as bearer securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by us for any series of debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, subject to the terms of the indenture, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain (i) a paying agent in the Borough of Manhattan, The City of New York for payments with respect to any registered securities of the series (and for payments with respect to bearer securities of the series in the circumstances described in the indenture, but not otherwise), and (ii) a paying agent in a place of payment located outside the United States where debt securities of that series and any related coupons may be presented and surrendered for payment.

All moneys paid by us to a paying agent for the payment of principal of and premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after that principal or interest shall have become due and payable will, in certain circumstances, be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment of those amounts.

Global debt securities

The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

Mergers and sales of assets

The indenture generally provides that we may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things, (i) we are the continuing corporation, or the resulting, surviving or transferee person (if other than us) is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person expressly assumes all of our obligations under the applicable debt securities and the indenture, (ii) immediately after giving effect to the transaction, no event which is, or after notice or passage of time or both would be, an event of default (any such event, a “default”) or event of default shall have occurred or be continuing under the indenture and (iii) we deliver to the trustee an officers’ certificate and an opinion of counsel to the effect that the consolidation, merger, conveyance, transfer or lease, as the case may be, complies with the indenture and that all conditions precedent provided in the indenture with respect to the transaction have been satisfied. Upon the assumption of our obligations by a person to whom the properties or assets are conveyed or transferred, we will be discharged from all obligations under the applicable debt securities and the indenture, except in the case of a lease of our properties and assets substantially as an entirety.

Events of default

The indenture generally provides that if an event of default occurs and is continuing with respect to a series of debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, that portion of the principal amount of the debt securities as may be specified by the terms thereof) of the debt securities of that series to be immediately due and payable. However, in the event of certain bankruptcy-related events, the debt securities will automatically accelerate, except as otherwise provided in the indenture. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series may rescind the declaration.

Under the indenture, unless otherwise specified with respect to a series of debt securities, the following events will constitute an event of default with respect to a series of debt securities:

(a) default in payment of the principal of any debt security of the series;

(b) default in payment of any interest on any debt security of the series when due, continuing for 30 days;

(c) failure by us to comply with our other agreements in the debt securities of the series or the indenture for the benefit of the holders of debt securities of that series upon the receipt by us of notice of the default given by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series and our failure to cure the default within 60 days after receipt by us of the notice;

(d) specified events of bankruptcy or insolvency; and

(e) any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

The trustee will give notice to holders of the debt securities of any continuing default known to the trustee within 90 days after the occurrence of the default. However, the trustee may withhold notice of any default, other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series so long as the direction does not conflict with any law or the indenture and subject to other limitations provided for in the indenture. Before proceeding to exercise any right or power under the indenture at the direction of holders, the trustee will be entitled to receive from the holders security or indemnity reasonably satisfactory to it against losses, liabilities or expenses. With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the indenture or the debt securities, unless:

(a) the holder has previously given the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(b) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to pursue the remedy;

(c) the holder or holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(d) the holders of a majority in aggregate principal amount of the outstanding debt securities of the series have not given the trustee a direction inconsistent with the request within 60 days after receipt of the request; and

(e) the trustee has failed to comply with the request within the 60 day period.

Notwithstanding the foregoing, the right of any holder of any debt security or coupon to receive payment of the principal of, premium, if any, and interest in respect of a debt security or payment of the coupon on the date specified for payment in the debt security or coupon representing the installment of interest (the “stated maturity” or “stated maturities”) or to institute suit for the enforcement of payment may not be impaired or adversely affected without the holder’s consent. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive an existing default with respect to that series and its consequences, other than (i) any default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series or (ii) any default in respect of the covenants or provisions in the indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected as described in “—Modification and waiver,” below.

The indenture provides for us to deliver to the trustee within 120 days after the end of each of our fiscal years an officers’ certificate stating whether or not the signers actually know of any default that occurred during the last fiscal year.

Modification and waiver

The indenture permits us and the trustee to execute a supplemental indenture without the consent of the holders of the debt securities or any related coupons:

• to evidence the succession of another corporation to us and the assumption by it of our obligations under the indenture and the debt securities;

• to add to our covenants, agreements and obligations for the benefit of the holders of all the debt securities of any series or to surrender any right or power conferred in the indenture upon us;

• to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions (including restrictions relating to payment in the United States) on the payment of principal of and premium, if any, or interest, if any, on bearer securities, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit the issuance of debt securities in uncertificated form;

• to establish the form or terms of debt securities of any series or coupons as permitted by the indenture;

• to provide for the acceptance of appointment under the indenture of a successor trustee with respect to the debt securities of one or more series and to add to or change any provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

• to cure any ambiguity, defect or inconsistency;

• to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of debt securities), provided that the addition, change or elimination neither (a) applies to any debt security of any series that was created prior to the execution of the supplemental indenture and is entitled to the benefit of that provision nor (b) modifies the rights of the holder of any such debt security with respect to that provision;

• to secure the debt securities; or

• to make any other change that does not adversely affect the rights of any holder of the debt securities in any material respect.

The indenture also permits us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security affected thereby:

• change the stated maturity of the principal of, or any installment of principal or interest on, the debt securities or any premium payable upon redemption thereof;

• reduce the amount of principal of any original issue discount securities that would be due and payable upon declaration of acceleration of maturity thereof;

• reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities;

• change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities;

• impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

• reduce the above stated principal amount of outstanding debt securities of any series necessary to modify or amend the indenture; or

• modify the foregoing requirements or reduce the percentage in principal amount of outstanding debt securities of any series necessary to waive any covenant or past default.

Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults and may waive compliance by us with certain of the restrictive covenants described above with respect to the debt securities of that series.

Discharge and defeasance

Unless otherwise indicated in an applicable prospectus supplement, the indenture generally provides that we may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the trustee for cancellation all outstanding debt securities of the series or depositing with the trustee, after the outstanding debt securities have become due and payable, or will become due and payable within one year or will be called for redemption within one year, cash sufficient to pay at stated maturity or redemption all of the outstanding debt securities of the series and all other sums payable under the indenture with respect to the series.

In addition, unless otherwise indicated in an applicable prospectus supplement, the indenture generally provides that we may:

(a) be discharged from our obligations in respect of the debt securities of a series (“defeasance and discharge”), or

(b) cease to comply with specified restrictive covenants (“covenant defeasance”), including those described under “—Mergers and sales of assets”;

and the omission will not be an event of default with respect to the debt securities of that series, in each case at any time prior to the stated maturity or redemption thereof, if we irrevocably deposit with the trustee, in trust:

(i) sufficient funds in the currency or currency unit in which the debt securities are denominated to pay the principal of, premium, if any, and interest to stated maturity or redemption on, the debt securities of that series, or

(ii) that amount of direct obligations of, or obligations the principal of, premium, if any, and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of, premium, if any, and interest to stated maturity or redemption on, the debt securities of that series.

The defeasance and discharge and covenant defeasance described above are effective only if, among other things, we deliver an opinion of counsel provided for in the indenture.

Upon the defeasance and discharge, the holders of the debt securities of the series will no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the debt securities of the series and replacement of lost, stolen or mutilated debt securities and may look only to the deposited funds or obligations for payment.

The trustee under the indenture

The trustee under the indenture, and/or one or more of its respective affiliates, may be lenders under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if the trustee acquires any conflicting interest, as defined in the Trust Indenture Act of 1939, as amended, it must eliminate the conflict or resign.

The trustee will perform only those duties that are specifically set forth in the indenture, unless an event of default occurs and is continuing. In case an event of default occurs and is continuing, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

Applicable law

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Plan of distribution

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors on our own or its behalf in those jurisdictions where we are, or it is, authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

• A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

• A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

• A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our or its agents to solicit offers by institutions to purchase the securities from us or it at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The securities may or may not be listed on a national securities exchange or a foreign securities exchange. Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

One or more of the underwriters, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

Where you can find more information

We file reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC’s website on the Internet at www.sec.gov. We also maintain a website at www.cedc.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our or the SEC’s website, and you should not consider it to be a part of this prospectus.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document the we filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

• our annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008 (file no. 000-24341);

• our current reports on Form 8-K, filed with the SEC on January 11, 2008 and February 8, 2008 (file no. 000-24341);

• the information in our proxy statement on Schedule 14A, filed with the SEC on March 27, 2007 (file no. 000-24341), but only to the extent that such information was incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007 (file no. 000-24341);

• the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on May 21, 1998, including any amendments or reports filed for the purpose of updating such description (file no. 000-24341); and

• all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus, excluding reports, or any portions of any reports, that are deemed to be “furnished” to, and not “filed” with, the SEC.

You may request a copy of these filings, at no cost, by writing us at Central European Distribution Corporation, Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, Attention: Investor Relations, or telephoning us at (610) 660-7817.

Legal matters

Legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by Dewey & LeBoeuf LLP, New York, New York.

Experts

The consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2007 incorporated by reference in this Base Prospectus to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered office of PricewaterhouseCoopers Sp. z o.o. Warsaw, Al. Armii Ludowej 14.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION